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                                                                   EXHIBIT 10.14


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into as of the 1st day of October 2000, by and between Kensey Nash Corporation, a Delaware corporation (the "Company"), and Todd M. DeWitt ("Executive").

         WHEREAS, the Company wishes to retain Executive as an executive employee, and Executive wishes to be employed by the Company in such capacity, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants of parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT OF EXECUTIVE. The Company engages and employs Executive in an executive capacity and Executive accepts such employment and agrees to act as an employee of the Company in accordance with the terms of employment hereinafter specified. Executive shall hold the office of Vice President of Biomaterials and shall, subject to the direction and supervision of the Company's of Board of Directors, (a) have the responsibilities and authority customarily associated with such office, and (b) perform such other duties and responsibilities as the Company's Board of Directors shall from time to time assign to him/her. Executive agrees diligently and faithfully to serve the Company and to devote his/her best efforts, his/her full business time and his/her highest talents and skills to the furtherance and success of the Company's business.

2. COMPENSATION. As full and complete compensation to Executive for all services to be rendered by Executive hereunder, the Company shall pay Executive as follows:

         (a) The Company shall, during the term of Executive's full-time employment, pay or cause to be paid to Executive a base salary at the rate $107,407 per annum, or Executive's most recent per annum base salary, whichever is greater. Such base salary shall be paid in periodic installments at the discretion of the Company (but not less frequently than monthly) in accordance with the Company's normal mode of executive salary payment.

         (b) The Company may, during the term of Executive's employment, pay or cause to be paid to Executive an annual bonus of cash, stock or other property in such amounts as the Company's Board of Directors may determine in their sole discretion, but not to exceed 75% of Executive's base salary.

3. TERM OF EMPLOYMENT; SEVERANCE.

         (a) The term of Executive's employment hereunder (the "Employment Term") shall commence on the date hereof and shall expire two (2) years after such date.

         (b) Termination of Executive's employment pursuant to this Agreement or voluntary


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termination of employment shall not constitute a waiver of any of Executive's obligations hereunder which survive termination hereof, including without limitation those arising under paragraphs 5 through 9 inclusive hereof.

         (c) In the event Executive's employment is terminated by the Company without cause (as hereinafter determined), Executive shall continue to be entitled to receive those fringe benefits enumerated in paragraph 4 hereof until the expiration of the original Employment Term and the Company shall pay to Executive a severance fee equal to the greater of (i) any amount of base salary remaining until the expiration of the original Employment Term and bonus for each remaining year of the original Employment Term, which bonus shall be based on an average of the bonuses received by Executive during the last two fiscal years prior to such termination without cause (the "Estimated Bonus"), to which Executive would otherwise be entitled but for such termination, or (ii) twelve
(12) months of Executive's salary and Estimated Bonus; provided, however, that Executive shall not be entitled to receive any fringe benefits or such severance fee if Executive breaches any of his obligations arising under paragraphs 7 through 9 hereof. The continuance of Executive's fringe benefits and the payment by the Company of any severance fee to Executive pursuant to this Agreement shall be in complete satisfaction and settlement of, and as liquidated damages for, any and all of Executive's claims, damages or causes of action arising directly or indirectly from this Agreement. In addition, upon the termination of Executive's employment by the Company without cause, all options to purchase shares of common stock of the Company ("Options") that were granted to Executive and have vested prior to the date of such termination without cause shall remain exercisable for a period of one (1) year from the date of such termination without cause.

         (d) In the event Executive's employment is terminated with cause, the Company shall have no further obligations hereunder or otherwise with respect to Executive's employment from and after the date of such termination, except for the payment of Executive's base salary accrued through the date of such termination. For purposes of this Agreement, "cause" for termination shall be deemed to exist upon (i) a determination by the Company's Board of Directors that Executive has committed an act of fraud, embezzlement or other act of dishonesty which would reflect adversely on the integrity of the Company or if Executive is convicted of any criminal statute involving breach of fiduciary duty or moral turpitude; (ii) a reasonable determination by the Company's Board of Directors that Executive has failed to discharge his duties in a reasonably satisfactory manner which failure is not cured by Executive within thirty (30) days after delivery of written notice to Executive specifying the nature of such failure; (iii) the death of Executive; (iv) a mental or physical disability of Executive which renders Executive, in the reasonable opinion of the Company's Board of Directors, unable to effectively perform his duties hereunder for a substantially continuous period of one hundred eighty (180) days; or (v) the voluntary termination of Executive's employment hereunder other than as a result of a breach of the Company's obligations hereunder.

         (e) In the event Executive's employment is terminated by the Company pursuant to a Change in Control (as that term is defined in that certain Termination and Change in Control Agreement dated of even date herewith between the Company and Executive (the "Change in Control Agreement")), the Company shall pay to Executive a severance fee equal to the greater of (i) the amount Executive would be entitled to receive under paragraph 3(c) of this Agreement for a termination without cause, or (ii) the amount Executive would be entitled to receive pursuant to a Change in Control under the Change in Control Agreement.




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         (f) In the event Executive's employment is not renewed by the Company upon the expiration of the Employment Term for a term (the "Renewal Term") of at least one (1) year, Executive shall, upon (i) the expiration of the Renewal Term, if any, or (ii) the Employment Term in the event there is no Renewal Term, or (iii) upon Executive's voluntary termination within 60 days of the Company's failure to renew/her his employment on substantially the same terms as set forth herein for at least one (1) year, continue to receive those fringe benefits enumerated in paragraph 4 hereof for a period of twelve (12) months, and the Company shall pay to Executive a severance fee equal to three (3) months of Executive's salary and the Estimated Bonus; provided, however, that Executive shall not be entitled to receive any fringe benefits or such severance fee if Executive breaches any of his obligations arising under paragraphs 7 through 9 hereof. In addition, all Options that were granted to Executive and have vested prior to the expiration of the Renewal Term shall remain exercisable for a period of one (1) year from the expiration of the Renewal Term.

         (g) In the event any payments or benefits received by the Executive upon his termination of employment (which payments shall include, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (collectively, the "Total Payments") would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax as may hereafter be imposed (the "Excise Tax"), the following provisions shall apply:

                  (i) In the event that the Total Payments cause the Executive's "parachute payments" within the meaning of Section 280G(b)(2) of the Code to equal or to exceed three times the Executive's "base amount" within the meaning of Section 280G(b)(3) of the Code (the "Trebled Base Amount") by an amount which is not greater than 10% of the Trebled Base Amount, the Total Payments shall be reduced (or eliminated) such that no portion of the Total Payments is subject to the Excise Tax. Reductions shall be made first to those Total Payments arising under the terms of this Agreement.

                  (ii) In the event that the Total Payments cause the parachute payments to exceed 110% of the Trebled Base Amount, the Company shall pay to the Executive at the time specified below, an additional amount determined as set forth below (the "Gross-up Payment"). The Gross-up Payment shall be made with respect to the amount which equals 100% of the Executive's "excess parachute payments" subject to the Excise Tax. The Gross-up Payment shall be an amount such that the net amount retained by Executive with respect to the Total Payments after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax payable by the Executive on the Gross-up Payment hereunder (provided that such amount is actually paid when due) shall be equal to the amount of the Total Payments that the Executive would retain if the Total Payments did not constitute parachute payments.

                  (iii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of any Excise
         Tax:



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                                    (a) The Total Payments shall be treated as
                           "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except that to the extent that, in the written opinion of independent legal counsel, compensation consultants or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

                                    (b) The amount of the Total Payments which
                           shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments or (ii) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 3(g)(iii)(a) above); and

                                    (c) The value of any non-cash benefits or
                           any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                                    In the event that the Excise Tax is
                           subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied to initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment and shall indemnify and hold Executive harmless in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                           The Gross-up Payment provided for above shall be paid
                  on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any other


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                  portion thereof) are subject to the Excise Tax; provided,
                  however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment.

                           Executive shall notify the Company in writing of any
                  claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim;

                           (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                           (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                           (iv) permit the Company to participate in any proceedings relating to such claim;

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(g),




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                  the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or employment (including income or employment or interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 3(g), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of this Section 3(g)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 3(g), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.

4. FRINGE BENEFITS.

         (a) During the Employment Term, Executive shall be entitled to participate in all health insurance and retirement benefit programs normally available to other executives of the Company holding positions similar to that of Executive hereunder (subject to all applicable eligibility rules thereof), as from time to time in effect. Executive shall currently receive the benefits listed on Exhibit A hereto.

         (b) Executive shall be entitled to paid vacation according to the normal vacation schedule for other executive employees. Executive shall make good faith efforts to schedule such vacations so as to least conflict with the conduct of the Company's business and shall give the Company adequate advance notice of his planned absences.




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         (c) The Company shall reimburse Executive for all business-related expenses incurred by Executive at the Company's direction. Executive shall submit to the Company expense reports in compliance with established Company guidelines.

5. INVENTIONS. Executive agrees, on behalf of himself, his heirs and personal representatives, that he will promptly communicate, disclose and transfer to the Company free of all encumbrances and restrictions (and will execute and deliver any papers and take any action at any time deemed necessary by the Company to further establish such transfer) all inventions and improvements relating to Company's business originated or developed by Executive solely or jointly with others during the term of his employment hereunder. Such inventions and improvements shall belong to the Company whether or not they are patentable and whether or not patent applications are filed thereon. Such transfer shall include all patent rights (if any) to such inventions or improvements in the United States and in all foreign countries. Executive further agrees, at the request of Company, to execute and deliver, at any time during the term of his employment hereunder or after termination thereof, all assignments and other lawful papers (which will be prepared at the Company's expense) relating to any aspect of the prosecution of such patent applications and rights in the United States and foreign countries.

6. EXPOSURE TO PROPRIETARY INFORMATION.

         (a) Executive acknowledges and agrees that during the course of his employment by Company, he will be in continuous contact with customers, suppliers and others doing business with the Company throughout the world. Executive further acknowledges that the performance of his duties hereunder will expose him to data and information concerning the business and affairs of the Company, including but not limited to information relative to the Company's proprietary rights and technology, patents, financial statements, sales programs, pricing programs, profitability analyses and profit margin information, customer buying patterns, needs and inventory levels, supplier identities and other related matters, and that all of such data and information (collectively "the Proprietary Information") is vital, sensitive, confidential and proprietary to Company.

         (b) In recognition of the special nature of his employment hereunder, including but not limited to his special access to the Proprietary Information, and in consideration of his employment, Executive agrees to the covenants and restrictions set forth in paragraphs 7 through 9 inclusive hereof. As used in this Agreement, the term "Company" shall include, where applicable, any parent, subsidiary, sub-subsidiary, or affiliate of Company.

7. USE OF PROPRIETARY INFORMATION. Executive acknowledges that the Proprietary Information constitutes a protectible business interest of Company, and covenants and agrees that during the term of his employment hereunder and after the termination of such employment, he shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties during the term of his employment hereunder. Executive's obligations under this paragraph with respect to particular Proprietary Information shall terminate only at such time (if any) as the




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Proprietary Information in question becomes generally known to the public other than through a breach of Executive's obligations hereunder.

8. RESTRICTION AGAINST COMPETITION AND EMPLOYING OR SOLICITING COMPANY EMPLOYEES, CUSTOMERS OR SUPPLIERS. Executive covenants and agrees that during the term hereof and for the one (1) year period immediately following the effective date of any termination of his employment hereunder (the "Termination Date"), he shall not, directly or indirectly, whether individually, as a director, stockholder, partner, owner, employee or agent of any business, or in any other capacity, (i) engage in a business substantially similar to that which is conducted by the Company in any market area in which such business is operated; (ii) solicit any party who is or was a customer or supplier of the Company on the Termination Date or at any time during the six month period immediately prior thereto for the sale or purchase of any type or quantity of products sold by or used in the business of the Company on the Termination Date or at any time within such six month period; or (iii) solicit for employment any person who was or is an employee of the Company on the Termination Date or at any time during the twelve month period immediately prior thereto.

9. RETURN OF COMPANY MATERIALS UPON TERMINATION. Executive acknowledges that all price lists, sales manuals, catalogs, binders, customer lists and other customer information, supplier lists, financial information, and other records or documents containing Proprietary Information prepared by Executive or coming into his possession by virtue of his employment by the Company is and shall remain the property of the Company and that upon termination of his employment hereunder, Executive shall return immediately to the Company all such items in his possession, together with all copies thereof.

10.  EQUITABLE REMEDIES.

         (a) Executive acknowledges and agrees that the covenants set forth in paragraphs 5 through 9 inclusive hereof are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of said covenants, the Company shall be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

         (b) Each of the covenants in paragraphs 5 through 9 inclusive hereof shall be construed as independent of any other covenants or other provisions of this Agreement.

         (c) In the event of any judicial determination that any of the covenants set forth in paragraphs 5 through 9 inclusive hereof is not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.



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11. LIFE INSURANCE. The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of Executive in such amounts and in such form or forms as the Company may choose. Executive shall cooperate with the Company in procuring such insurance and shall, at the request of Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Executive shall have no interest whatsoever in any such policy or policies, except that, upon the termination of Executive's employment hereunder, Executive shall have the privilege of purchasing any such insurance from the Company for an amount equal to the actual premiums thereon previously paid by Company.

12. NOTICES. Any notice required or permitted pursuant to the provisions of this Agreement shall be deemed to have been properly given if in writing and when sent by United States mail, certified or registered, postage prepaid, when sent by facsimile or when personally delivered, addressed as follows:

                  If to Company:

                           Kensey Nash Corporation
                           Marsh Creek Corporate Center
                           55 East Uwchlan Avenue, Suite 204
                           Exton, Pennsylvania  19341
                           Attention:  Kenneth Kensey

                  With a copy to:

                           Katten Muchin & Zavis
                           525 West Monroe Street
                           Suite 1600
                           Chicago, Illinois 60661-3693
                           Attention:  David R. Shevitz, Esq.

                  If to Executive:

                           Todd M. DeWitt
                           3702 Coventryville Road
                           Pottstown, PA  19465

         Each party shall be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this paragraph.

13. WAIVER OF BREACHES. No waiver of any breach of any of the terms, provisions or conditions of this Agreement shall be construed or held to be a waiver of any other breach, or a waiver of, acquiescence in or consent to any further or succeeding breach thereof.



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14. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other; provided, however, that this Agreement shall be assignable to any corporation or entity which purchases the assets of or succeeds to the business of the Company (a "Successor Employer"), and the Company agrees to cause this Agreement to be assumed by any Successor Employer as a condition to such purchase or succession. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with laws and judicial decisions of the State of Pennsylvania.

16. SEVERABILITY. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby.

17. MISCELLANEOUS. Paragraph headings herein are for convenience only and shall not affect the meaning or interpretation of the contents hereof. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties and all prior obligations of the Company with respect to the employment of Executive by the Company or the payment to Executive of compensation of any kind whatsoever. No supplement or modification of this Agreement shall be binding unless in writing and signed by both parties hereto. This agreement may be executed in multiple counterparts, each of which shall be deemed enforceable without production of the others.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first hereinabove set forth.


                                             -----------------------------------
                                             Todd M. DeWitt


                                             KENSEY NASH CORPORATION


                                             By:
                                                --------------------------------
                                             Title:
                                                   -----------------------------



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                                    Exhibit A

                                    BENEFITS


Health/prescription, dental, and vision insurance equal to that provided for all other full-time exempt Kensey Nash Corporation employees.

Life insurance in the amount of $50,000

Short term disability insurance equal to that provided for all other full-time exempt Kensey Nash Corporation employees.

Long term disability benefits at 40% of salary

Supplemental long term disability insurance (pending application)

Three weeks annual vacation

Six days annual personal leave

Eleven holidays each year

401K Plan

Employee Incentive Compensation Plan



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